Exhibit 99.1

Epic Bancorp

851 Irwin Street

San Rafael, CA  94901

(415) 460-2760

September 23, 2004

Contact:  Kit M. Cole, Chairman, CEO — 415-460-2760

For Immediate Release

Mark Garwood Promoted to CEO of Tamalpais Bank

San Rafael, CA, Sept. 23, 2004—Epic Bancorp. (NASDAQ:  EPIK), parent company of Tamalpais Bank, today announced that Mark Garwood had been promoted to chief executive officer (CEO) of Tamalpais Bank, which operates five branches in Marin County.

Garwood is currently co-CEO, president and vice chairman of Tamalpais Bank, titles that he will retain.

Kit Cole, chairperson and CEO of Epic Bancorp, will relinquish her co-CEO title at Tamalpais Bank while remaining chairperson in order to concentrate on exploring growth opportunities for Epic Bancorp throughout the region.

The changes are effective Dec. 31, 2004.

In the new management structure, Garwood will assume all responsibilities for the day-to-day operations of Tamalpais Bank.  Cole will concentrate her efforts on the Epic Bancorp brand with an eye toward increasing its visibility and expansion.

“This planned transition will allow me to implement our strategy to enhance the Epic Bancorp brand,” said Cole.  “When we promoted Mark to co-CEO of Tamalpais Bank in August, it was with this transition in mind.”

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Cole simultaneously announced that she was retiring from her position as chairperson and CEO of Kit Cole Investment Advisory Services, which she had operated since 1977.

“I want to devote my efforts toward growth strategies for Epic,” she said.  “With Mark concentrating on operations at Tamalpais Bank, I will be able to explore opportunities for Epic Bancorp on a broader scale.”

For more information, contact Kit M. Cole at 415 460-2760, email kcole@tambank.com, or Mark Garwood at 415 454-1212, email mgarwood@tambank.com.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of Epic Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of Tamalpais Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; and (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; (5) other risks detailed in the Epic Bancorp filings with the Securities and Exchange Commission.